SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D. C.   20549

                               FORM 11-K




(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the fiscal year ended December 31, 1999.

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from ________________ to ________________


                   Commission File number     1-8222


              CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                 EMPLOYEE SAVINGS AND INVESTMENT PLAN
              ------------------------------------------
                       (Full title of the Plan)


              CENTRAL VERMONT PUBLIC SERVICE CORPORATION
              ------------------------------------------
                    (Name of Issuer of Securities)



77 Grove Street, Rutland, Vermont                     05701
---------------------------------                     -----
(Address of Issuer's Principal Office)                (Zip Code)



                              Total Number of Pages in File:    3
                              Index to Exhibits:      to be filed
                                                      by amendment

Item 4.     ERISA Financial Statements for the Plan
            ---------------------------------------

            To be filed by amendment pursuant to General Instruction A to Form 11-K.

                           SIGNATURES







Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Employees Savings and Investment Plan ("ESIP") Committee have duly caused this annual report to be signed by the undersigned thereunto duly authorized.







                        CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                        EMPLOYEE SAVINGS AND INVESTMENT PLAN



                         By: /s/ Joseph M. Kraus
                             ----------------------------------------
                             Joseph M. Kraus
                             Secretary, ESIP Committee





Dated: March 21, 2000